Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Vita Food Products, Inc.

Chicago, Illinois

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-52261) of our report dated February 11, 2005, relating to the consolidated financial statements of Vita Food Products, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Chicago, Illinois	/s/ BDO Seidman, LLP
March 30, 2005